                                                            REVOCATION STATEMENT

                                  SCHEDULE 14A

                                   (RULE 14A)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

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[X]Definitive Additional Materials

[_]Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           COMMERCIAL INTERTECH CORP.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     ---------------------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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/R/[LOGO] Commercial Intertech
          --------------------

                                                                 August 3, 1996

Dear Commercial Intertech Shareholder:

  Over the last few weeks, you have undoubtedly received numerous communications concerning United Dominion's hostile attempt to take over Commercial Intertech. I am writing to you today to help you understand the actions your Board of Directors has taken to protect and enhance the value of your investment and to help you better understand why we believe that continuing to implement our strategic program is in your best interests.

  With this letter are instructions for what you will need to do with respect to the first shareholder vote in connection with this important matter. Please read this letter and the instructions carefully before taking any action.

ENHANCED VALUE: SPIN-OFF OF CUNO TO SHAREHOLDERS

  First, your Board has taken a critical step forward in its program to unlock significant shareholder value-- both immediately and over the long term--by declaring a dividend to Commercial Intertech shareholders of 100 percent of the common stock of CUNO, our fluid filtration and purification subsidiary.

  The spin-off of CUNO is a key component of our strategic program and fulfills the plan established earlier this year to separate CUNO from Commercial Intertech. We are doing so in order to unlock the value of this fast-growing enterprise. CUNO deserves the substantially higher market valuation commanded by fluid filtration companies, and we believe the establishment of a separate public trading market for CUNO is the best and quickest way to make that possible.

  The new CUNO shares will be distributed on the basis of one common share of CUNO for each Commercial Intertech common share held, payable to holders of record as of the close of business on August 9, 1996. The spinoff will permit each of the companies to establish compensation plans that relate directly to the performance of their respective businesses and will allow management of each company to focus better on the development of their respective businesses. In addition, CUNO's publicly traded common stock should provide an attractive currency for growth through future acquisitions.

  CUNO is an outstanding company, with a strong record and significant potential for sustained growth. It has grown steadily over the last five years: Revenues have increased from $131.0 million in fiscal 1991 to $162.7 million in fiscal 1995, and its operating income has risen from $5.9 million to $10.8 million over the same period. For the first six months of fiscal 1996 ended April 30, 1996, CUNO posted revenues of $86.1 million, up 11 percent from $77.3 million in the first six months of 1995, and operating income of $7.6 million, up 63 percent from $4.7 million in the same 1995 period.

  Following the spin-off, Commercial Intertech will concentrate on its core industrial businesses, which have excellent prospects. Our hydraulic systems business unit operates 16 manufacturing or assembly facilities in six countries. It introduced eight new products in fiscal 1995 for markets as diverse as school bus brake systems and construction equipment. Our building systems and metal products units operate five production facilities in the U.S. and Europe. Astron buildings continue to be in high demand around the world, housing commercial, industrial, and service operations through innovative structures.

  United Dominion has said we are trying to break up the company as a defense to its hostile takeover attempt. That's both cynical and false. We have been working on this plan since early in 1996. Along with strengthening our core businesses and repurchasing a portion of our shares, the spin-off is an integral part of our strategic plan to reward shareholders and enhance business performance at both companies over the long term. In addition, it will ensure that you--our shareholders--rather than United Dominion, will realize the full benefits of CUNO's leading position in the worldwide fluid filtration business and its long-term growth potential. United Dominion, in its attempts to stop the spin-off, is trying to capture for itself the anticipated higher stock market valuation for CUNO instead of letting you reap the value of your investment.

CONSISTENT RESULTS: COMMERCIAL INTERTECH'S PERFORMANCE

  Your Board's belief that continuing to implement our strategic plan makes the most sense for shareholders is founded on, among other things, our history of delivering strong and consistent financial results.

  . We reported record earnings in fiscal 1995.

  . We have been profitable for 76 consecutive years.

  . We have paid dividends to shareholders for 61 consecutive years.

  . We have raised our dividend to shareholders in 7 of the past 10 years and within the past three years have declared a 3 for 2 stock split.

  In its communications to you and in the press, United Dominion has mischaracterized both its intentions and its treatment of employees. Let us set the record straight.

FRIENDLY OR UNFRIENDLY: THE REAL STORY

  United Dominion would like you to believe it wants to acquire Commercial Intertech in a friendly transaction. But the facts demonstrate otherwise. United Dominion proceeded with a hostile tender offer before our Board even responded to its initial proposal. United Dominion then raised its bid to $30 per share less than two business days later, strongly suggesting that its first offer was an attempt to buy Commercial Intertech on the cheap. Then United Dominion attacked us in court with lawsuits designed to prevent us from taking steps to maximize Commercial Intertech's value for its shareholders. And then it began a consent solicitation of shareholders attempting to replace our Board. So much for a "friendly" transaction. We will not be bullied into shortchanging our shareholders.

WHAT'S BEST FOR EMPLOYEES: THE REAL STORY

  United Dominion has said that it has been kind and gentle with employees, claiming that it retains as many acquired employees "as possible." They haven't, however, said what as many "as possible" means. Indeed, for more than 10 years United Dominion has been buying, selling, and reorganizing companies, unsettling workers' lives, and disrupting the communities in which these companies operate. Consider these facts:

  . Last year, United Dominion acquired Flair Corporation, which owns CM Kemp
   Manufacturing Company. To date about 100 employees are losing their jobs as a result of the imminent closing of the Kemp plant in Glen Burnie, Maryland.

  . United Dominion doesn't hesitate to dismantle, reshuffle, or close long-time operations. In 1990 it closed a steel fabricating plant in Ontario, Canada, eliminating about 275 jobs.

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

  . According to records of a U.S. government lawsuit against United Dominion and information obtained from plant employees, about 70 union workers at Hyster Company's Kewanee, Illinois plant were terminated, the old union contract was broken, and benefits were sharply reduced when United Dominion acquired Hyster in 1990.

  . United Dominion once had 22,000 employees at 77 factories around the world, as detailed in an article in the Charlotte Observer, United Dominion's hometown paper, dated June 12, 1995. The Company now has a significantly smaller workforce, with 10,666 employees as of the end of 1995. Where are those employees today?

  . The above mentioned Charlotte Observer article details William R.
   Holland's rise through United Dominion to become CEO and calls him a "corporate ax." Here is a key passage in its entirety: "Holland, with the company since 1973, took over as chief executive and corporate ax. He sold divisions, paid off debt and laid off workers, whacking almost 60 percent of the work force."

  . At this very moment, United Dominion and its partner are closing Smith-
   Steelite of Wheatland, PA in an action characterized as " . . . a total surprise . . ." by a U.S. Steelworkers' representative.

DON'T TENDER OR CONSENT: ACT IN YOUR OWN BEST INTERESTS

  You have, or will shortly receive, a blizzard of documents from United Dominion. There is no need to do anything at this time. United Dominion's move to try to call a shareholder meeting quickly was an obvious attempt to prevent the CUNO spin-off from happening and to pressure you to act quickly in order to be able to carry out its inadequate and unwanted offer to take over your company. Tendering your shares or voting to allow United Dominion to call an immediate special shareholders meeting is a vote against your own best interests. You will set in motion steps to redeem Commercial Intertech's shareholder rights plan, which is designed to protect your investment from inadequate offers--precisely like United Dominion's. And you will encourage United Dominion to continue in its effort to replace your Board with three handpicked nominees who will negotiate a transaction with themselves--which directly contradicts the concept of fiduciary duty and enhancement of shareholder value.

  Don't make a hasty decision that jeopardizes your investment in Commercial Intertech. Please read our proxy materials about our strategic plan. Please read our materials about CUNO and its prospects. And then decide for yourself who can best maximize the value of your investment.

OUR ALTERNATIVE: FIGHTING FOR WHAT WE BELIEVE IN

  We are determined to fight for the things we believe in--the fact that the value inherent in Commercial Intertech belongs to you, our shareholders. Your Board of Directors strongly believes that our company's long-term strategic plan, including the spin-off of CUNO, is the best way for you to realize value for your shares.

  We will continue to keep you informed. Thank you for your continued support.

                                          Sincerely,

                                          /s/ Paul J. Powers
                                          Paul J. Powers
                                          Chairman of the Board, President and
                                           Chief Executive Officer

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